Viatris Reports Third Quarter Financial Results for 2024

•Total Revenues of $3.8 Billion and Operational Revenue Growth of ~3% on a Divestiture-Adjusted Basis Demonstrate Strength of Company’s Base Business[1]

•Strong New Product Revenues of $133 Million Drove Growth Across Segments

•U.S. GAAP Net Earnings were $95 Million; Adjusted EBITDA Grew ~4% to $1.3 Billion on a Divestiture-Adjusted Basis; U.S. GAAP Diluted EPS was $0.08 per Share; Adjusted EPS Grew ~6% to $0.75 per Share on a Divestiture-Adjusted Basis[2]

•Repaid ~$1.9 Billion of Debt, Expects to Achieve its Long-Term Gross Leverage Target of ~3.0x by end of the Year[3]

•Entered into Exclusive Licensing Agreement for Sotagliflozin, Expanding its Innovative Portfolio in Cardiovascular Diseases

•Reaffirms 2024 Full-Year Outlook and Continues to Expect 2024 Full-Year Revenue Growth of ~2% on a Divestiture-Adjusted Operational Basis[4]

PITTSBURGH – November 7, 2024 – Viatris Inc. (Nasdaq: VTRS) today announced robust financial results for the third quarter of 2024, driven by positive momentum against all three pillars of its strategy. The Company continued to demonstrate its ability to grow its base business, delivering total revenues of $3.8 billion including new product revenues of $133 million; it added to its financial strength with the repayment of approximately $1.9 billion of debt; and it expanded its innovative portfolio by entering into an exclusive licensing agreement with Lexicon Pharmaceuticals for sotagliflozin outside of the U.S. and Europe.

“I am very pleased to report strong third quarter results that continue the momentum we’ve seen all year,” said Scott A. Smith, chief executive officer, Viatris. “We are in a period of strong global execution which has led to consistent base business growth and we expect this momentum to continue into next year. Our company is operating from a position of financial strength with a clear and focused outlook that centers on capital allocation. Returning value to shareholders through dividends and share repurchases will remain a central element of optimizing and maximizing shareholder value. We will balance this with making disciplined investments in commercialized or late-stage assets through regional and global business development to drive our future growth.”

“We continue to make excellent progress executing on our debt paydown commitment and are on pace to achieve our long-term gross leverage target of ~3.0x by year end,” said Doretta Mistras, chief financial officer, Viatris. “With sector-leading cash flow and a strong balance sheet as our foundation, I believe we are well-positioned to deliver consistent base business growth, while simultaneously investing in our business and returning significant capital to our shareholders.”

[1] For the quarter ended September 30, 2024, total revenues declined ~(5)% on a U.S. GAAP basis.

[2] For the quarter ended September 30, 2024, U.S. GAAP net earnings declined from $332 million to $95 million, or ~(71)%, and U.S. GAAP diluted EPS declined from $0.27 per share to $0.08 per share, or ~(70)%.

[3] Debt repayment of ~$1.9 billion includes the impact of the make-whole call of €292M (~$325M) of remaining 2025 Euro Senior Notes on October 16, 2024. The Company has not quantified future amounts to develop its long-term gross leverage target, which does not reflect company guidance, but has stated its goal to manage notional gross debt and adjusted EBITDA over time in order to generally maintain or reach the target. See “Non-GAAP Financial Measures” and “Long-Term Gross Leverage Target” for additional information.

[4] U.S. GAAP total revenues for 2024 as of November 7, 2024, are estimated to be between $14.60 and $15.10 billion, with a midpoint of $14.85 billion or a full-year decrease of ~(4)%. See “Financial Guidance” and “Non-GAAP Financial Measures” for additional information.

Third Quarter Results

	Three Months Ended
	September 30,
(Unaudited; in millions, except %s and per share amounts)	2024	2023	Reported Change	Operational Change(1) (2)	Divestiture Adjusted Operational Change(2)(3)
Total Net Sales	$3,738.0	$3,933.9	(5)%	(5)%	3%
Developed Markets	2,298.7	2,408.5	(5)%	(5)%	3%
Emerging Markets	533.2	642.5	(17)%	(14)%	2%
JANZ	344.3	334.5	3%	6%	8%
Greater China	561.8	548.4	2%	3%	3%

Net Sales by Product Category
Brands	$2,362.2	$2,533.1	(7)%	(6)%	2%
Generics (4)	1,375.8	1,400.8	(2)%	(2)%	4%

U.S. GAAP Gross Profit	$1,459.2	$1,691.3	(14)%
U.S. GAAP Gross Margin	38.9%	42.9%
Adjusted Gross Profit (2)	$2,192.9	$2,333.9	(6)%
Adjusted Gross Margin (2)	58.5%	59.2%

U.S. GAAP Net Earnings	$94.8	$331.6	(71)%
U.S. GAAP Earnings Per Share	$0.08	$0.27	(70)%
Adjusted Net Earnings (2)	$897.6	$952.8	(6)%
Adjusted EPS (2)	$0.75	$0.79	(5)%	(5)%	6%

EBITDA (2)	$905.8	$1,223.1	(26)%
Adjusted EBITDA (2)	$1,284.6	$1,360.1	(6)%	(5)%	4%

U.S. GAAP Net Cash Provided by Operating Activities (5)	$826.5	$835.2	(1)%
Capital Expenditures	77.0	95.9	(20)%
Free Cash Flow (2)(5)(6)	$749.5	$739.3	1%
___________
(1)    Represents operational change for net sales, adjusted EBITDA, and adjusted EPS which excludes the impacts of foreign currency translation. See “Certain Key Terms and Presentation Matters” in this release for more information.
(2)    Non-GAAP financial measures. See "Non-GAAP Financial Measures" for additional information.
(3)    Represents adjustments for the impact of proportionate results from the divestitures that closed in 2023 and 2024, from the 2023 period on an operational basis. See “Certain Key Terms and Presentation Matters” in this release for more information.
(4)    Complex Gx, which was previously presented as a separate line item in the prior year period, is now included within Generics. Reclassifications were made to prior periods to conform to the current period presentation.
(5)    Beginning in 2024, upfront and milestone payments related to externally developed IPR&D projects acquired directly in a transaction other than a business combination, which were previously included in cash flows from operating activities in the condensed consolidated statements of cash flows, are now classified as cash flows from investing activities. Certain reclassifications were made to conform the prior period condensed consolidated financial statements to the current period presentation. The adjustments resulted in an increase to net cash provided by operating activities, free cash flow, and net cash used in investing activities of $1 million for the three months ended September 30, 2023.
(6)    Excluding the impact of transaction costs primarily related to the divestitures of $116 million, free cash flow for the three months ended September 30, 2024, was $866 million. Excluding the impact of transaction costs primarily related to the divestitures and the eye care acquisitions of $48 million, free cash flow for the three months ended September 30, 2023, was $787 million.

	Nine Months Ended
	September 30,
(Unaudited; in millions, except %s and per share amounts)	2024	2023	Reported Change	Operational Change(1) (2)	Divestiture Adjusted Operational Change(2)(3)
Total Net Sales	$11,177.4	$11,562.5	(3)%	(2)%	2%
Developed Markets	6,783.3	6,932.7	(2)%	(2)%	1%
Emerging Markets	1,737.7	1,932.5	(10)%	(5)%	6%
JANZ	1,011.7	1,052.2	(4)%	3%	4%
Greater China	1,644.7	1,645.1	—%	3%	3%

Net Sales by Product Category
Brands	$7,034.4	$7,398.1	(5)%	(3)%	1%
Generics (4)	4,143.0	4,164.4	(1)%	—%	4%

U.S. GAAP Gross Profit	$4,408.6	$4,842.1	(9)%
U.S. GAAP Gross Margin	39.3%	41.8%
Adjusted Gross Profit (2)	$6,551.6	$6,916.5	(5)%
Adjusted Gross Margin (2)	58.4%	59.7%

U.S. GAAP Net (Loss) Earnings	$(117.7)	$820.3	NM
U.S. GAAP (Loss) Earnings Per Share	$(0.10)	$0.68	NM
Adjusted Net Earnings (2)	$2,536.8	$2,791.1	(9)%
Adjusted EPS (2)	$2.11	$2.32	(9)%	(7)%	—%

EBITDA (2)	$2,480.1	$3,586.2	(31)%
Adjusted EBITDA (2)	$3,685.9	$4,006.7	(8)%	(7)%	—%

U.S. GAAP Net Cash Provided by Operating Activities (5)	$1,820.2	$2,331.5	(22)%
Capital Expenditures	185.6	211.5	(12)%
Free Cash Flow (2)(5)(6)	$1,634.6	$2,120.0	(23)%
___________
(1)     Represents operational change for net sales, adjusted EBITDA, and adjusted EPS which excludes the impacts of foreign currency translation. See “Certain Key Terms and Presentation Matters” in this release for more information.
(2)    Non-GAAP financial measures. See "Non-GAAP Financial Measures" for additional information.
(3)    Represents adjustments for the impact of proportionate results from the divestitures that closed in 2023 and 2024, from the 2023 period on an operational basis. See “Certain Key Terms and Presentation Matters” in this release for more information.
(4)    Complex Gx, which was previously presented as a separate line item in the prior year period, is now included within Generics. Reclassifications were made to prior periods to conform to the current period presentation.
(5)    Beginning in 2024, upfront and milestone payments related to externally developed IPR&D projects acquired directly in a transaction other than a business combination, which were previously included in cash flows from operating activities in the condensed consolidated statements of cash flows, are now classified as cash flows from investing activities. Certain reclassifications were made to conform the prior period condensed consolidated financial statements to the current period presentation. The adjustments resulted in an increase to net cash provided by operating activities, free cash flow, and net cash used in investing activities of $11 million for the nine months ended September 30, 2023.
(6)    Excluding the impact of transaction costs primarily related to the divestitures of $306 million, free cash flow for the nine months ended September 30, 2024, was $1.9 billion. Excluding the impact of transaction costs primarily related to the divestitures and the eye care acquisitions of $79 million, free cash flow for the nine months ended September 30, 2023, was $2.2 billion.

Financial Highlights

•Third quarter 2024 total net sales were $3.7 billion, up ~3% on a divestiture-adjusted operational basis compared to third-quarter 2023 results, with divestiture-adjusted operational net sales growth across all segments.

•Brands net sales reflect the expansion of the Company's portfolio in Emerging Markets and JANZ, and strong growth in Europe and Greater China. This was partially offset by unfavorable channel dynamics in North America and the impact of government price regulations in Japan and Australia.

•Generics net sales reflect strong growth from new product performance in Developed Markets, continued growth from complex products, and solid performance across our broader European portfolio.

•The Company generated approximately $133 million in new product revenues in the quarter primarily driven by Breyna™, lisdexamfetamine, and other new products globally. The Company expects to deliver approximately $500 million to $600 million in new product revenues in 2024.

•U.S. GAAP net earnings were $95 million and adjusted EBITDA was $1.3 billion, up ~4% on a divestiture-adjusted operational basis. U.S. GAAP diluted EPS was $0.08 per share and adjusted EPS was $0.75 per share, up ~6% on a divestiture-adjusted operational basis.

•This quarter’s results demonstrate the Company’s financial strength, as the Company generated U.S. GAAP net cash provided by operating activities of $827 million, and free cash flow, excluding the impact of transaction costs primarily related to the divestitures, of $866 million.

Additional Updates

•The Company retired all of its 2025 and more than a quarter of its 2026 debt maturities, totaling approximately $1.9 billion in debt, which includes the make-whole call of its 2025 notes that settled in October.

•In August, the Company presented a late-breaking oral presentation at the Asia-Pacific League of Associations for Rheumatology Annual Congress of one of its Phase 2 studies of cenerimod in Japanese patients. Data showed a clinically meaningful improvement in disease activity consistent with results from other global Phase 2 studies of cenerimod. The study also showed that cenerimod for the treatment of moderate to severe systemic lupus erythematosus can be considered safe and well tolerated.

•In October, the Company announced positive top-line results of its Phase 3 study evaluating the safety and efficacy of EFFEXOR® (venlafaxine) in Japanese adults with generalized anxiety disorder (GAD). Treatment with once-daily EFFEXOR® met primary and all secondary efficacy endpoints, and it was generally well tolerated with a profile consistent with its known safety profile in non-Japanese patients. There are currently no approved treatments available for GAD in Japan. The Company is targeting its submission to the Pharmaceuticals and Medical Devices Agency in 2025.

•In October, the Company announced it entered an exclusive licensing agreement with Lexicon Pharmaceuticals for sotagliflozin in all markets outside of the U.S. and Europe. This licensing agreement leverages Viatris' expertise in cardiovascular diseases and its Global Healthcare Gateway® — which offers partners ready access to the Company's unique global infrastructure. Sotagliflozin was approved by the U.S. Food and Drug Administration in May 2023 to reduce the risk of cardiovascular death, hospitalization for heart failure, and urgent heart failure visit in adults with heart failure or type 2 diabetes mellitus, chronic kidney disease, and other cardiovascular risk factors.

•In October, the Company was named to Forbes' list of World's Best Employers 2024. This is the fourth year in a row that Viatris has received this recognition. The World's Best Employers for 2024 were selected through an independent survey encompassing a vast sample of more than 300,000 participants across 50 different countries.

•In October, the Company was named to Forbes’ list of World’s Top Companies for Women 2024. The World’s Top Companies for Women 2024 were chosen among multi-national corporations that were evaluated in multiple globally administered independent surveys of approximately 100,000 women in 37 countries.

•In October, in recognition of ongoing and systematic work to further advance sustainable operations and responsible practices, as well as sustainability disclosures, the Company was upgraded in the annual MSCI ESG Rating and the ISS ESG Corporate Rating. For the latter, the Company further strengthened its Prime rating.

Financial Guidance
The following table summarizes the Company's 2024 financial guidance as of November 7, 2024. The Company is not providing forward-looking guidance for U.S. GAAP net earnings (loss) or U.S. GAAP diluted earnings (loss) per share (EPS) or a quantitative reconciliation of its 2024 adjusted EBITDA or adjusted EPS guidance to the most directly comparable U.S. GAAP measures, U.S. GAAP net earnings (loss) or U.S. GAAP diluted EPS, respectively, because it is unable to predict with reasonable certainty the ultimate outcome of certain significant items, including integration, acquisition and divestiture-related expenses, restructuring expenses, asset impairments, litigation settlements, and other contingencies, such as changes to contingent consideration, acquired IPR&D and certain other gains or losses, including for the fair value accounting for non-marketable equity investments, as well as related income tax accounting, because certain of these items have not occurred, are out of the Company’s control and/or cannot be reasonably predicted without unreasonable effort. These items are uncertain, depend on various factors, and could have a material impact on U.S. GAAP reported results for the guidance period. With respect to the Estimated Ranges provided as of August 8, 2024, and November 7, 2024, U.S. GAAP net cash provided by operating activities for 2024 is estimated to be between $2.62 billion and $2.92 billion, with a midpoint of approximately $2.77 billion. With respect to the Estimated Ranges provided as of August 8, 2024, Viatris did not provide forward-looking guidance for U.S. GAAP net earnings or U.S. GAAP diluted EPS or a quantitative reconciliation of its 2024 adjusted EBITDA or adjusted EPS guidance. Please see "Non-GAAP Financial Measures" for additional information. The Company currently expects to be at the midpoint of the November 7, 2024, guidance ranges.

(In millions, except Adjusted EPS)	Estimated Ranges (2) August 8, 2024	Midpoint (2) August 8, 2024	Acquired IPR&D (3)	Estimated Ranges (4) November 7, 2024	Midpoint (4) November 7, 2024
Total Revenues	$14,600 - $15,100	$14,850		$14,600 - $15,100	$14,850
Adjusted EBITDA (1)	$4,600 - $4,870	$4,735	($25)	$4,575 - $4,845	$4,710
Free Cash Flow (1)	$2,170 - $2,570	$2,370		$2,170 - $2,570	$2,370
Adjusted EPS (1)	$2.58 - $2.73	$2.66	($0.02)	$2.56 - $2.71	$2.64

(1)    Non-GAAP financial measures. See "Non-GAAP Financial Measures" for additional information.
(2)    2024 Financial Guidance as provided as of August 8, 2024, excluded the impact of any divestiture-related taxes and transaction costs as well as any acquired IPR&D to be incurred in any future period as it could not be reasonably forecasted.
(3)    Acquired IPR&D impact related to sotagliflozin licensing agreement entered into in October 2024.
(4)    2024 Financial Guidance as provided as of November 7, 2024, excludes the impact of any divestiture-related taxes and transaction costs. Also excludes any acquired IPR&D for unsigned deals to be incurred in any future period as it cannot be reasonably forecasted.

Conference Call and Earnings Materials
Viatris will host a conference call and live webcast, today at 8:30 a.m. ET, to review the Company's third quarter 2024 financial results.

Investors and the general public are invited to listen to a live webcast of the call at investor.viatris.com or by calling 844.308.3344 or 412.317.1896 for international callers. The “Viatris Q3 2024 Earnings Presentation,” which will be referenced during the call, can be found at investor.viatris.com. A replay of the webcast also will be available on the website.

About Viatris
Viatris Inc. (Nasdaq: VTRS) is a global healthcare company uniquely positioned to bridge the traditional divide between generics and brands, combining the best of both to more holistically address healthcare needs globally. With a mission to empower people worldwide to live healthier at every stage of life, we provide access at scale, currently supplying high-quality medicines to approximately 1 billion patients around the world annually and touching all of life's moments, from birth to the end of life, acute conditions to chronic diseases. With our exceptionally extensive and diverse portfolio of medicines, a one-of-a-kind global supply chain designed to reach more people when and where they need them, and the scientific expertise to address some of the world's most enduring health challenges, access takes on deep meaning at Viatris. We are headquartered in the U.S., with global centers in Pittsburgh, Shanghai and Hyderabad, India. Learn more at viatris.com and investor.viatris.com, and connect with us on LinkedIn, Instagram, YouTube and X (formerly Twitter).
Non-GAAP Financial Measures
This press release includes the presentation and discussion of certain financial information that differs from what is reported under accounting principles generally accepted in the United States ("U.S. GAAP"). These non-GAAP financial measures, including, but not limited to, adjusted gross profit, adjusted gross margins, adjusted net earnings, adjusted EPS, EBITDA, adjusted EBITDA, free cash flow, free cash flow excluding the impact of transaction costs primarily related to the divestitures, adjusted R&D and as a % of total revenues, adjusted SG&A and as a % of total revenues, adjusted earnings from operations, adjusted interest expense, adjusted other income, net, adjusted effective tax rate, constant currency total revenues, constant currency net sales, constant currency adjusted EBITDA, constant currency adjusted EPS, and divestiture-adjusted operational change, are presented in order to supplement investors' and other readers' understanding and assessment of the financial performance of Viatris Inc. ("Viatris" or the "Company"). Free cash flow refers to U.S. GAAP net cash provided by operating activities less capital expenditures. Management uses these measures internally for forecasting, budgeting, measuring its operating performance, and incentive-based awards. Primarily due to acquisitions, divestitures and other significant events which may impact comparability of our periodic operating results, Viatris believes that an evaluation of its ongoing operations (and comparisons of its current operations with historical and future operations) would be difficult if the disclosure of its financial results was limited to financial measures prepared only in accordance with U.S. GAAP. We believe that non-GAAP financial measures are useful supplemental information for our investors and when considered together with our U.S. GAAP financial measures and the reconciliation to the most directly comparable U.S. GAAP financial measure, provide a more complete understanding of the factors and trends affecting our operations. The financial performance of the Company is measured by senior management, in part, using adjusted metrics included herein, along with other performance metrics. In addition, the Company believes that including EBITDA and supplemental adjustments applied in presenting adjusted EBITDA is appropriate to provide additional information to investors to demonstrate the Company's ability to comply with financial debt covenants and assess the Company's ability to incur additional indebtedness. The Company also believes that adjusted EBITDA better focuses management on the Company's underlying operational results and true business performance and is used, in part, for management's incentive compensation. We also report sales performance using the non-GAAP financial measures of "constant currency", also referred to herein as "operational change", total revenues, net sales, adjusted EBITDA, and adjusted EPS. These measures provide information on the change in total revenues, net sales, adjusted EBITDA, and adjusted EPS assuming that foreign currency exchange rates had not changed between the prior and current period. The comparisons presented at constant currency rates reflect comparative local currency sales at the prior year's foreign exchange rates. We routinely evaluate our net sales, total revenues, adjusted EBITDA, and adjusted EPS performance at constant currency so that sales results can be viewed without the impact of foreign currency exchange rates, thereby facilitating a period-to-period comparison of our operational activities, and believe that this presentation also provides useful information to investors for the same reason. Divestiture-adjusted operational change refers to operational change, further adjusted for the impact of divestitures that have closed during 2023 and 2024 by excluding proportionate net sales from those divested businesses from comparable prior periods. The

"Summary of Total Revenues by Segment" table below compares net sales on an actual and constant currency basis for each reportable segment for the quarters and nine months ended September 30, 2024 and 2023 as well as for total revenues, as well as divestiture adjusted operational change in net sales and total revenues. Also, set forth below, Viatris has provided reconciliations of such non-GAAP financial measures to the most directly comparable U.S. GAAP financial measures. Investors and other readers are encouraged to review the related U.S. GAAP financial measures and the reconciliations of the non-GAAP measures to their most directly comparable U.S. GAAP measures set forth below, and investors and other readers should consider non-GAAP measures only as supplements to, not as substitutes for or as superior measures to, the measures of financial performance prepared in accordance with U.S. GAAP. For additional information regarding the components and uses of Non-GAAP financial measures refer to Management's Discussion and Analysis of Financial Condition and Results of Operations--Use of Non-GAAP Financial Measures section of Viatris’ Quarterly Report on Form 10-Q for the three months ended September 30, 2024.

With respect to the Estimated Ranges as provided as of August 8, 2024, at that time the Company did not provide forward-looking guidance for U.S. GAAP net earnings (loss) or U.S. GAAP diluted EPS or a quantitative reconciliation of its 2024 adjusted EBITDA or adjusted EPS guidance to the most directly comparable U.S. GAAP measures, U.S. GAAP net earnings (loss) or U.S. GAAP diluted EPS, respectively, because it was unable to predict with reasonable certainty the ultimate outcome of certain significant items, including integration, acquisition and divestiture-related expenses, restructuring expenses, asset impairments, litigation settlements and other contingencies, such as changes to contingent consideration, acquired IPR&D and certain other gains or losses, including for the fair value accounting for non-marketable equity investments, as well as related income tax accounting, because certain of these items had not occurred, were out of the Company’s control and/or could be reasonably predicted without unreasonable effort. These items were uncertain, depended on various factors, and could have had a material impact on U.S. GAAP reported results for the guidance period. As previously disclosed, such guidance ranges excluded any divestiture-related taxes and transaction costs as well as any unknown acquired IPR&D to be incurred in any future period as it could not be reasonably forecasted.

Certain Key Terms and Presentation Matters
New product sales, new product launches or new product revenues: Refers to revenue from new products launched in 2024 and the carryover impact of new products, including business development, launched within the last 12 months.
Operational change: Refers to constant currency percentage changes and is derived by translating amounts for the current period at prior year comparative period exchange rates, and in doing so shows the percentage change from 2024 constant currency net sales, revenues, adjusted EBITDA, and adjusted EPS to the corresponding amount in the prior year.

Divestiture-adjusted operational change: Refers to operational changes, further adjusted for the impact of the proportionate results from the divestitures that closed in 2023 and 2024, from the 2023 period by excluding such net sales from those divested businesses from comparable prior periods. Also, for adjusted EBITDA and adjusted EPS, refers to operational changes, adjusted as outlined in the previous sentence and further adjusted for the mark up for the TSA services provided to Biocon Biologics from the 2023 period.

SG&A and R&D TSA reimbursement and DSA reimbursement: Expenses related to TSA services provided for divested businesses are recorded in their respective functional line item; however, reimbursement of those expenses plus any mark-up is included in other income, net. For comparability purposes, amounts related to the cost reimbursement were reclassified to adjusted SG&A and adjusted

R&D during 2023 and the first quarter of 2024, primarily related to the Biocon Biologics Transaction. This reclassification had no impact on adjusted net earnings, adjusted EBITDA or adjusted EPS. Any TSA reimbursement and DSA reimbursement amounts related to the closed divestitures are not direct offsets to operational expense and have not been reclassified.

Closed divestitures or divestitures closed in 2023 and 2024: Refers to the divestiture of the Company’s rights to two women’s healthcare products in certain countries that closed in December 2023 and August 2024, the divestitures of the commercialization rights in certain of the Upjohn Distributor markets that closed in 2023 and 2024, the divestiture of the women's healthcare business that closed in March 2024, the divestiture of the API business in India that closed in June 2024, and the divestiture of the OTC business that closed in July 2024.

Forward-Looking Statements
This release contains “forward-looking statements”. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may include, without limitation, statements about 2024 financial guidance; the Company expects to achieve its long-term gross leverage target of ~3.0x by end of the year; enters into exclusive licensing agreement for sotagliflozin, expanding its innovative portfolio in cardiovascular diseases; reaffirms 2024 full-year outlook and continues to expect 2024 full-year revenue growth of ~2% on a divestiture-adjusted operational basis; announced robust financial results for the third quarter of 2024, driven by positive momentum against all three pillars of its strategy; the Company continued to demonstrate its ability to grow its base business, delivering total revenues of $3.8 billion including new product revenues of $133 million; it added to its financial strength with the repayment of approximately $1.9 billion of debt; and it expanded its innovative portfolio by entering into an exclusive licensing agreement with Lexicon Pharmaceuticals for sotagliflozin outside of the U.S. and Europe; very pleased to report strong third quarter results that continue the momentum we’ve seen all year; we are in a period of strong global execution which has led to consistent base business growth and we expect this momentum to continue into next year; our company is operating from a position of financial strength with a clear and focused outlook that centers on capital allocation; returning value to shareholders through dividends and share repurchases will remain a central element of optimizing and maximizing shareholder value; we will balance this with making disciplined investments in commercialized or late-stage assets through regional and global business development to drive our future growth; we continue to make excellent progress executing on our debt paydown commitment and are on pace to achieve our long-term gross leverage target of ~3.0x by year end; with sector-leading cash flow and a strong balance sheet as our foundation, I believe we are well-positioned to deliver consistent base business growth, while simultaneously investing in our business and returning significant capital to our shareholders; U.S. GAAP total revenues for 2024 as of November 7, 2024, are estimated to be between $14.60 and $15.10 billion, with a midpoint of $14.85 billion or a full-year decrease of ~4%; the Company's expects to deliver approximately $500 million to $600 million in new product revenues in 2024; the Company is targeting its submission of EFFEXOR® (venlafaxine) to the PMDA in 2025; the outcomes of clinical trials; the Company currently expects to be at the midpoint of the November 7, 2024, guidance ranges; the goals or outlooks with respect to the Company’s strategic initiatives, including but not limited to the Company’s two-phased strategic vision and potential, announced and completed divestitures, acquisitions or other transactions; the benefits and synergies of such divestitures, acquisitions, or other transactions, or restructuring programs; future opportunities for the Company and its products; and any other statements regarding the Company’s future operations, financial or operating results, capital allocation, dividend policy and payments, stock repurchases, debt ratio and covenants, anticipated business levels, future earnings, planned activities, anticipated growth, market opportunities, strategies, competitions, commitments, confidence in future results, efforts to create, enhance or otherwise unlock the value of our unique global platform, and other expectations and targets for future periods. Forward-looking statements may often be identified by the use of words such as “will”, “may”, “could”, “should”, “would”, “project”, “believe”, “anticipate”, “expect”, “plan”, “estimate”, “forecast”, “potential”, “pipeline”, “intend”, “continue”, “target”, “seek” and variations of these words or comparable words. Because forward-looking statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: the possibility that the Company may not realize the intended benefits of, or achieve the intended goals or outlooks with respect to, its strategic initiatives (including divestitures, acquisitions, or other potential transactions) or move up the value chain by focusing on more complex and innovative products to build a more durable higher margin portfolio; the possibility that the Company may be unable to achieve intended or expected benefits, goals, outlooks, synergies, growth opportunities and operating efficiencies in connection with divestitures, acquisitions, other transactions, or restructuring programs, within the expected timeframes or at all; with respect to divestitures, failure to realize the total transaction values or proceeds, including as a result of any purchase price adjustment or a failure to achieve any conditions to the payment of any contingent consideration; goodwill or impairment charges or other losses, including but not limited to related to the divestiture or sale of businesses or assets; the Company’s failure to achieve expected or targeted future financial and operating performance and results; the potential impact of public health outbreaks, epidemics and pandemics; actions and decisions of healthcare and pharmaceutical regulators; changes in relevant laws, regulations and policies and/or the application or implementation thereof, including but not limited to tax, healthcare and pharmaceutical laws, regulations and policies globally (including the impact of recent and potential tax reform in the U.S. and pharmaceutical product pricing policies in China); the ability to attract, motivate and retain key personnel; the Company’s liquidity, capital resources and ability to obtain financing; any regulatory, legal or other impediments to the Company’s ability to bring new products to market, including but not limited to “at-risk launches”; success of clinical trials and the Company’s or its partners’ ability to execute on new product opportunities and develop, manufacture and commercialize products; any changes in or difficulties with the Company’s manufacturing facilities, including with respect to inspections, remediation and restructuring activities, supply chain or inventory or the ability to meet anticipated demand; the scope, timing and outcome of any ongoing legal proceedings, including government inquiries or investigations, and the impact of any such proceedings on the Company; any significant breach of data security or data privacy or disruptions to our IT systems; risks associated with having significant operations globally; the ability to protect intellectual property and preserve intellectual property rights; changes in third-party relationships; the effect of any changes in the Company’s or its partners’ customer and supplier relationships and customer purchasing patterns, including customer loss and business disruption being greater than expected following an acquisition or divestiture; the impacts of competition, including decreases in sales or revenues as a result of the loss of market exclusivity for certain products; changes in the economic and financial conditions of the Company or its partners; uncertainties regarding future demand, pricing and reimbursement for the Company’s products; uncertainties and matters beyond the control of management, including but not limited to general political and economic conditions, inflation rates and global exchange rates; and inherent uncertainties involved in the estimates and judgments used in the preparation of financial statements, and the providing of estimates of financial measures, in accordance with U.S. GAAP and related standards or on an adjusted basis.

For more detailed information on the risks and uncertainties associated with Viatris, see the risks described in Part I, Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, as amended, and our other filings with the SEC. You can access Viatris’ filings with the SEC through the SEC website at www.sec.gov or through our website and Viatris strongly encourages you to do so. Viatris routinely posts information that may be important to investors on our website at investor.viatris.com, and we use this website address as a means of disclosing material information to the public in a broad, non-exclusionary manner for purposes of the SEC’s Regulation Fair Disclosure (Reg FD). The contents of our website are not incorporated into this release or our filings with the SEC. Viatris undertakes no obligation to update any statements herein for revisions or changes after the date of this release other than as required by law.

Contacts

Media:
+ 1.724.514.1968
Communications@viatris.com

Jennifer Mauer
Jennifer.Mauer@viatris.com

Matt Klein
Matthew.Klein@viatris.com

Investors:
+ 1.724.514.1813
InvestorRelations@viatris.com

Bill Szablewski
William.Szablewski@viatris.com

Jill Sawyer
Jill.Sawyer@viatris.com

Viatris Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In millions, except per share amounts)	2024	2023	2024	2023
Revenues:
Net sales	$3,738.0	$3,933.9	$11,177.4	$11,562.5
Other revenues	13.2	8.0	33.8	27.1
Total revenues	3,751.2	3,941.9	11,211.2	11,589.6
Cost of sales	2,292.0	2,250.6	6,802.6	6,747.5
Gross profit	1,459.2	1,691.3	4,408.6	4,842.1
Operating expenses:
Research and development	198.4	211.2	602.2	602.4
Acquired IPR&D	—	1.0	(1.7)	11.2
Selling, general and administrative	1,003.4	1,053.5	3,378.9	3,044.3
Litigation settlements and other contingencies, net	31.5	(26.1)	239.3	(36.5)
Total operating expenses	1,233.3	1,239.6	4,218.7	3,621.4
Earnings from operations	225.9	451.7	189.9	1,220.7
Interest expense	145.6	141.5	429.8	432.2
Other income, net	(10.2)	(92.0)	(143.2)	(269.4)
Earnings (loss) before income taxes	90.5	402.2	(96.7)	1,057.9
Income tax (benefit) provision	(4.3)	70.6	21.0	237.6
Net earnings (loss)	$94.8	$331.6	$(117.7)	$820.3
Earnings (loss) per share attributable to Viatris Inc. shareholders
Basic	$0.08	$0.28	$(0.10)	$0.68
Diluted	$0.08	$0.27	$(0.10)	$0.68
Weighted average shares outstanding:
Basic	1,193.5	1,199.5	1,193.3	1,200.4
Diluted	1,200.4	1,207.6	1,193.3	1,205.6

Viatris Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)

(In millions)	September 30, 2024	December 31, 2023
ASSETS
Assets
Current assets:
Cash and cash equivalents	$1,878.7	$991.9
Accounts receivable, net	3,717.4	3,700.4
Inventories	4,084.6	3,469.7
Prepaid expenses and other current assets	1,627.0	2,028.1
Assets held for sale	—	2,786.0
Total current assets	11,307.7	12,976.1
Intangible assets, net	17,978.9	19,181.1
Goodwill	9,561.7	9,867.1
Other non-current assets	5,905.8	5,661.2
Total assets	$44,754.1	$47,685.5
LIABILITIES AND EQUITY
Liabilities
Current portion of long-term debt and other long-term obligations	$1,446.7	$1,943.4
Liabilities held for sale	—	275.1
Other current liabilities	6,065.7	5,558.9
Long-term debt	14,303.4	16,188.1
Other non-current liabilities	3,145.9	3,252.6
Total liabilities	24,961.7	27,218.1
Shareholders' equity	19,792.4	20,467.4
Total liabilities and equity	$44,754.1	$47,685.5

Viatris Inc. and Subsidiaries
Key Product Net Sales, on a Consolidated Basis
(Unaudited)
	Three months ended September 30,		Nine months ended September 30,
(In millions)	2024	2023	2024	2023
Select Key Global Products
Lipitor ®	$375.6	$381.6	$1,112.9	$1,179.5
Norvasc ®	168.9	175.5	507.1	560.6
Lyrica ®	129.9	141.7	368.4	423.1
EpiPen® Auto-Injectors	123.2	131.9	318.9	355.2
Viagra ®	100.2	110.5	307.0	336.5
Creon ®	84.6	77.5	237.8	224.3
Celebrex ®	74.1	84.7	218.5	255.5
Effexor ®	66.3	65.5	188.4	194.9
Zoloft ®	60.6	62.7	177.5	173.7
Xalabrands	41.2	47.9	129.3	145.0

Select Key Segment Products
Influvac ®	$121.3	$137.2	$126.0	$137.5
Yupelri ®	62.2	58.3	171.9	160.3
Dymista ®	43.5	44.1	146.7	155.0
Xanax ®	38.6	28.2	108.5	119.7
Amitiza ®	38.2	37.7	108.1	115.8
____________
(a)    The Company does not disclose net sales for any products considered competitively sensitive.
(b)    Products disclosed may change in future periods, including as a result of seasonality, competition or new product launches.
(c)    Amounts for the three and nine months ended September 30, 2024 include the impact of foreign currency translations compared to the prior year period.

Viatris Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
(Unaudited)

Reconciliation of U.S. GAAP Net Earnings (Loss) to Adjusted Net Earnings and U.S. GAAP Earnings (Loss) Per Share to Adjusted EPS
Below is a reconciliation of U.S. GAAP net earnings (loss) and diluted earnings (loss) per share to adjusted net earnings and adjusted EPS for the three and nine months ended September 30, 2024 compared to the prior year period:

	Three Months Ended September 30,				Nine Months Ended September 30,
(In millions, except per share amounts)	2024		2023		2024		2023
U.S. GAAP net earnings (loss) and U.S. GAAP diluted earnings (loss) per share	$94.8	$0.08	$331.6	$0.27	$(117.7)	$(0.10)	$820.3	$0.68
Purchase accounting amortization (primarily included in cost of sales) (a)	586.0		602.0		1,907.6		1,864.6
Impairment of goodwill (included in SG&A) (b)	—		—		321.0		—
Litigation settlements and other contingencies, net	31.5		(26.1)		239.3		(36.5)
Interest expense (primarily amortization of premiums and discounts on long term debt)	0.4		(10.7)		(14.0)		(31.5)
Loss on divestitures of businesses (included in other income, net) (c)	107.4		—		295.8		—
Acquisition and divestiture-related costs (primarily included in SG&A) (d)	98.2		115.7		290.8		230.1
Restructuring-related costs (e)	105.4		14.9		146.1		98.7
Share-based compensation expense	32.4		43.1		113.8		124.9
Other special items included in:
Cost of sales (f)	45.2		16.7		92.5		91.9
Research and development expense	—		0.3		2.8		2.7
Selling, general and administrative expense	15.5		2.7		43.1		34.0
Other income, net (g)	(43.9)		(26.4)		(322.1)		(114.0)
Tax effect of the above items and other income tax related items (h)	(175.3)		(111.0)		(462.2)		(294.1)
Adjusted net earnings and adjusted EPS	$897.6	$0.75	$952.8	$0.79	$2,536.8	$2.11	$2,791.1	$2.32
Weighted average diluted shares outstanding	1,200.4		1,207.6		1,202.5		1,205.6
____________
Significant items include the following:
(a)For the nine months ended September 30, 2024, includes an IPR&D intangible asset impairment charge of $102.0 million as the Company concluded that one of its IPR&D assets was fully impaired due to unfavorable clinical results and the termination of the development program.
(b)For the nine months ended September 30, 2024, includes a goodwill impairment charge of $321.0 million related to the JANZ reporting unit.
(c)For the three months ended September 30, 2024, consists primarily of additional pre-tax charges related to the divestitures of the OTC, API, and women's healthcare businesses of approximately $92.6 million, $15.1 million, and $2.0 million, respectively. For the nine months ended September 30, 2024, consists primarily of additional pre-tax charges / (gains) related to the divestitures of the OTC, API, and women’s healthcare businesses of approximately $340.2 million, $32.5 million, and $(77.6) million, respectively.
(d)Acquisition and divestiture-related costs consist primarily of transaction costs including legal and consulting fees and integration activities.
(e)For the three and nine months ended September 30, 2024, charges include approximately $82.7 million and $98.3 million, respectively, in cost of sales, approximately $0.9 million and $1.9 million, respectively, in R&D, and approximately $21.8 million and $45.9 million, respectively, in SG&A.
(f)For the three and nine months ended September 30, 2024, charges include incremental manufacturing variances at plants in the 2020 restructuring program of approximately $4.0 million and $15.5 million, respectively.
(g)For the three and nine months ended September 30, 2024, includes gains of approximately $39.4 million and $368.7 million, respectively, as a result of remeasuring the CCPS in Biocon Biologics to fair value. Also includes a gain on the extinguishment of debt of $16.7 million.
(h)Adjusted for changes for uncertain tax positions.

Reconciliation of U.S. GAAP Net Earnings (Loss) to EBITDA and Adjusted EBITDA

Below is a reconciliation of U.S. GAAP net earnings (loss) to EBITDA and adjusted EBITDA for the three and nine months ended September 30, 2024 compared to the prior year period:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In millions)	2024	2023	2024	2023
U.S. GAAP net earnings (loss)	$94.8	$331.6	$(117.7)	$820.3
Add / (deduct) adjustments:
Income tax (benefit) provision	(4.3)	70.6	21.0	237.6
Interest expense (a)	145.6	141.5	429.8	432.2
Depreciation and amortization (b)	669.7	679.4	2,147.0	2,096.1
EBITDA	$905.8	$1,223.1	$2,480.1	$3,586.2
Add / (deduct) adjustments:
Share-based compensation expense	32.4	43.1	113.8	124.9
Litigation settlements and other contingencies, net	31.5	(26.1)	239.3	(36.5)
Loss on divestitures of businesses	107.4	—	295.8	—
Impairment of goodwill	—	—	321.0	—
Restructuring, acquisition and divestiture-related and other special items (c)	207.5	120.0	235.9	332.1
Adjusted EBITDA	$1,284.6	$1,360.1	$3,685.9	$4,006.7
____________
(a)    Includes amortization of premiums and discounts on long-term debt.
(b)    Includes purchase accounting related amortization.
(c)    See items detailed in the Reconciliation of U.S. GAAP Net Earnings (Loss) to Adjusted Net Earnings.

Summary of Total Revenues by Segment

	Three Months Ended
	September 30,
(In millions, except %s)	2024	2023	% Change	2024 Currency Impact (1)	2024 Constant Currency Revenues	Constant Currency % Change (2)	Closed Divestitures (3)	2023 Adjusted Ex Divestitures (4)	Divestiture- Adjusted Operational Change (5)
Net sales
Developed Markets	$2,298.7	$2,408.5	(5)%	$(15.4)	$2,283.3	(5)%	$184.7	$2,223.8	3%
Greater China	561.8	548.4	2%	1.9	563.7	3%	—	548.4	3%
JANZ	344.3	334.5	3%	9.8	354.1	6%	6.5	328.0	8%
Emerging Markets	533.2	642.5	(17)%	18.3	551.5	(14)%	99.5	543.0	2%
Total net sales	3,738.0	3,933.9	(5)%	14.6	3,752.6	(5)%	$290.7	$3,643.2	3%

Other revenues (6)	13.2	8.0	NM	(0.1)	13.1	NM	—	8.0	NM
Consolidated total revenues (7)	$3,751.2	$3,941.9	(5)%	$14.5	$3,765.7	(4)%	$290.7	$3,651.2	3%

	Nine Months Ended
	September 30,
(In millions, except %s)	2024	2023	% Change	2024 Currency Impact (1)	2024 Constant Currency Revenues	Constant Currency % Change (2)	Closed Divestitures (3)	2023 Adjusted Ex Divestitures (4)	Divestiture- Adjusted Operational Change (5)
Net sales
Developed Markets	$6,783.3	$6,932.7	(2)%	$(13.6)	$6,769.7	(2)%	$231.3	$6,701.4	1%
Greater China	1,644.7	1,645.1	—%	42.4	1,687.1	3%	—	1,645.1	3%
JANZ	1,011.7	1,052.2	(4)%	70.6	1,082.3	3%	7.1	1,045.1	4%
Emerging Markets	1,737.7	1,932.5	(10)%	91.5	1,829.2	(5)%	207.0	1,725.5	6%
Total net sales	$11,177.4	$11,562.5	(3)%	$190.9	$11,368.3	(2)%	$445.4	$11,117.1	2%

Other revenues (6)	33.8	27.1	NM	(0.1)	33.7	NM	—	27.1	NM
Consolidated total revenues (7)	$11,211.2	$11,589.6	(3)%	$190.8	$11,402.0	(2)%	$445.4	$11,144.2	2%
____________
(1)    Currency impact is shown as unfavorable (favorable).
(2)    The constant currency percentage change is derived by translating net sales or revenues for the current period at prior year comparative period exchange rates, and in doing so shows the percentage change from 2024 constant currency net sales or revenues to the corresponding amount in the prior year.
(3)Represents proportionate net sales relating to divestitures that have closed during 2023 and 2024 in the relevant period.
(4)Represents U.S. GAAP net sales minus proportionate net sales relating to divestitures that have closed during 2023 and 2024 for the relevant period.
(5)See “Certain Key Terms and Presentation Matters” in this release for more information.
(6)For the three months ended September 30, 2024, other revenues in Developed Markets, Greater China, JANZ, and Emerging Markets were approximately $9.5 million, $0.4 million, $1.2 million, and $2.1 million, respectively. For the nine months ended September 30, 2024, other revenues in Developed Markets, Greater China, JANZ, and Emerging Markets were approximately $22.6 million, $0.8 million, $1.7 million, and $8.7 million, respectively.
(7)Amounts exclude intersegment revenue which eliminates on a consolidated basis.

Reconciliation of Income Statement Line Items
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In millions, except %s)	2024	2023	2024	2023
U.S. GAAP cost of sales	$2,292.0	$2,250.6	$6,802.6	$6,747.5
Deduct:
Purchase accounting amortization and other related items	(586.2)	(602.0)	(1,907.6)	(1,864.7)
Acquisition and divestiture-related costs	(18.8)	(14.1)	(42.1)	(26.7)
Restructuring related costs	(82.7)	(9.1)	(98.3)	(88.9)
Share-based compensation expense	(0.8)	(0.7)	(2.5)	(2.2)
Other special items	(45.2)	(16.7)	(92.5)	(91.9)
Adjusted cost of sales	$1,558.3	$1,608.0	$4,659.6	$4,673.1

Adjusted gross profit (a)	$2,192.9	$2,333.9	$6,551.6	$6,916.5

Adjusted gross margin (a)	58%	59%	58%	60%

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In millions, except %s)	2024	2023	2024	2023
U.S. GAAP R&D	$198.4	$211.2	$602.2	$602.4
Deduct:
Acquisition and divestiture-related costs	(1.6)	(2.2)	(9.3)	(9.2)
Restructuring and related costs	(0.9)	—	(1.9)	—
Share-based compensation expense	(1.7)	(1.5)	(5.4)	(4.0)
SG&A and R&D TSA reimbursement (b)	—	(8.6)	(1.7)	(27.0)
Other special items	—	(0.3)	(2.8)	(2.7)
Adjusted R&D	$194.2	$198.6	$581.1	$559.5

Adjusted R&D as % of total revenues	5%	5%	5%	5%

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In millions, except %s)	2024	2023	2024	2023
U.S. GAAP SG&A	$1,003.4	$1,053.5	$3,378.9	$3,044.3
Deduct:
Acquisition and divestiture-related costs	(77.9)	(99.4)	(239.3)	(194.1)
Restructuring and related costs	(21.8)	(5.8)	(45.9)	(9.8)
Purchase accounting amortization and other related items	0.2	—	—	—
Share-based compensation expense	(29.8)	(40.9)	(105.9)	(118.7)
Impairment of goodwill	—	—	(321.0)	—
SG&A and R&D TSA reimbursement (b)	—	(27.6)	(5.7)	(79.8)
Other special items and reclassifications	(15.5)	(2.7)	(43.1)	(34.0)
Adjusted SG&A	$858.6	$877.1	$2,618.0	$2,607.9

Adjusted SG&A as % of total revenues	23%	22%	23%	23%

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In millions)	2024	2023	2024	2023
U.S. GAAP total operating expenses	$1,233.3	$1,239.6	$4,218.7	$3,621.4
Add / (Deduct):
Litigation settlements and other contingencies, net	(31.5)	26.1	(239.3)	36.5
R&D adjustments	(4.2)	(12.6)	(21.1)	(42.9)
SG&A adjustments	(144.8)	(176.4)	(760.9)	(436.4)
Adjusted total operating expenses	$1,052.8	$1,076.7	$3,197.4	$3,178.6

Adjusted earnings from operations (c)	$1,140.1	$1,257.2	$3,354.2	$3,737.9

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In millions)	2024	2023	2024	2023
U.S. GAAP interest expense	$145.6	$141.5	$429.8	$432.2
Add / (Deduct):
Accretion of contingent consideration liability	(11.4)	(2.0)	(22.6)	(6.3)
Amortization of premiums and discounts on long-term debt	12.0	13.7	39.3	40.8
Other special items	(0.9)	(1.0)	(2.7)	(3.0)
Adjusted interest expense	$145.3	$152.2	$443.8	$463.7

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In millions)	2024	2023	2024	2023
U.S. GAAP other income, net	$(10.2)	$(92.0)	$(143.2)	$(269.4)
Add / (Deduct):
Fair value adjustments on non-marketable equity investments	39.4	19.1	335.1	115.1
SG&A and R&D TSA reimbursement (b)	—	36.2	7.4	106.8
Loss on divestitures of businesses	(107.4)	—	(295.8)	—
Other items	4.5	7.3	(12.9)	(1.1)
Adjusted other income, net	$(73.7)	$(29.4)	$(109.4)	$(48.6)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In millions, except %s)	2024	2023	2024	2023
U.S. GAAP earnings (loss) before income taxes	$90.5	$402.2	$(96.7)	$1,057.9
Total pre-tax non-GAAP adjustments	978.0	732.1	3,116.7	2,264.8
Adjusted earnings before income taxes	$1,068.5	$1,134.3	$3,020.0	$3,322.7

U.S. GAAP income tax (benefit) provision	$(4.3)	$70.6	$21.0	$237.6
Adjusted tax expense	175.3	110.9	462.2	294.0
Adjusted income tax provision	$171.0	$181.5	$483.2	$531.6

Adjusted effective tax rate	16.0%	16.0%	16.0%	16.0%
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(a)U.S. GAAP gross profit is calculated as total revenues less U.S. GAAP cost of sales. U.S. GAAP gross margin is calculated as U.S. GAAP gross profit divided by total revenues. Adjusted gross profit is calculated as total revenues less adjusted cost of sales. Adjusted gross margin is calculated as adjusted gross profit divided by total revenues.
(b)Refer to "Certain Key Terms and Presentation Matters" section in this release for more information on reclassifications related to TSA reimbursements.
(c)U.S. GAAP earnings from operations is calculated as U.S. GAAP gross profit less U.S. GAAP total operating expenses. Adjusted earnings from operations is calculated as adjusted gross profit less adjusted total operating expenses.

Reconciliation of Estimated 2024 U.S. GAAP Net Cash Provided by Operating Activities to Free Cash Flow as of November 7, 2024
(Unaudited)
A reconciliation of the estimated 2024 U.S. GAAP Net Cash provided by Operating Activities to Free Cash Flow is presented below:

(In millions)
Estimated U.S. GAAP Net Cash provided by Operating Activities (a)	$2,620 - $2,920

Less: Capital Expenditures	$(350) - $(450)

Free Cash Flow (a)	$2,170 - $2,570
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(a)Excludes the impact of any divestiture-related taxes and transaction costs and any acquired IPR&D.

Reconciliation of Estimated 2024 U.S. GAAP Net Cash Provided by Operating Activities to Free Cash Flow as of August 8, 2024
(Unaudited)
A reconciliation of the estimated 2024 U.S. GAAP Net Cash provided by Operating Activities to Free Cash Flow is presented below:

(In millions)
Estimated U.S. GAAP Net Cash provided by Operating Activities (a)	$2,620 - $2,920

Less: Capital Expenditures	$(350) - $(450)

Free Cash Flow (a)	$2,170 - $2,570
___________
(a)Excluded the impact of any divestiture-related taxes and transaction costs and any acquired IPR&D.

Gross Leverage Ratio
Gross Leverage Ratio is the ratio of Viatris’ total debt at notional amounts at September 30, 2024 to the sum of Viatris’ adjusted EBITDA for the quarters ended December 31, 2023, March 31, 2024, June 30, 2024 and September 30, 2024.

	Three Months Ended				Twelve Months Ended
(In millions, except ratio)	December 31, 2023	March 31, 2024	June 30, 2024	September 30, 2024	September 30, 2024
Adjusted EBITDA	$1,117.4	$1,193.4	$1,207.9	$1,284.6	$4,803.3

Reported debt balances:
Long-term debt, including current portion					15,742.1
Short-term borrowings and other current obligations					1.6
					15,743.7
Less: October 2024 make-whole call (a)					(325.0)
Total					15,418.7
Add / (deduct):
Net premiums on various debt issuances					(498.6)
Deferred financing fees					25.5
Total debt at notional amounts					$14,945.6

Gross debt to adjusted EBITDA					3.1	x
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(a)Make-whole call of €292M (~$325M) of remaining 2025 Euro Senior Notes on October 16, 2024.

Long-term Gross Leverage Target

The stated forward-looking non-GAAP financial measure of long-term gross leverage target of ~3.0x, with a range of 2.8x – 3.2x, is based on the ratio of (i) targeted notional gross debt and (ii) targeted Adjusted EBITDA. However, the Company has not quantified future amounts to develop this target but has stated its goal to manage notional gross debt and Adjusted EBITDA over time in order to generally maintain or reach the target. This target does not reflect Company guidance. For Q4 2024, in addition to the impact of make-whole call of €292M (~$325M) of the remaining 2025 Euro Senior Notes on October 16, 2024, the Company anticipates the expected repayment of €1.0B (~$1.1B) maturity of 2024 Euro Senior Notes in November 2024.